Exhibit 99.1

Spansion Further Strengthens Management Team with Appointment of Randy Furr as Chief Financial Officer

SUNNYVALE, Calif., June 25, 2009 /PRNewswire via COMTEX News Network/ — SUNNYVALE, Calif., June 25 /PRNewswire-FirstCall/ — Spansion Inc., the world’s largest pure-play provider of Flash memory solutions, today announced the appointment of high- technology finance veteran Randy Furr as executive vice president and chief financial officer (CFO). With 30-years experience in the technology sector and as an experienced financial and operations executive, Furr further strengthens Spansion’s leadership team and is expected to significantly contribute to the company’s financial restructuring and long-term profitability and success.

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“Randy brings a wealth of experience as a successful CFO along with a deep understanding of operations and a track record of managing companies through restructuring and growth periods,” said John Kispert, president and CEO of Spansion. “With the addition of Randy Furr, we have strengthened our management team with an accomplished executive who will help guide Spansion through our restructuring process and provide the financial discipline necessary for Spansion to successfully pursue its new business strategy focused on the embedded solutions market and IP licensing.”

For over three decades, Furr has led organizations through phases of restructuring and rapid growth across the technology sector — from electronics manufacturing to software. Most recently, Furr held senior executive positions at Magellan, a portable GPS systems company; Aliph, a provider of wireless headsets; and Adobe Systems, a creative professional and enterprise software company. In addition, Furr spent 13 years at Sanmina-SCI, nine as president and COO and four as executive vice president and chief financial officer. At Sanmina-SCI, Furr successfully implemented the necessary financial discipline and processes to lead the company to a successful IPO. During his tenure, Sanmina-SCI completed over 50 mergers and acquisitions, grew sales from $60 million to $12 billion, and increased capitalization from $250 million to over $5 billion. Prior to Sanmina-SCI, Furr has also held management positions at General Signal and Arrow Engineering.

“Spansion is on the right track in its restructuring efforts and is well-positioned to execute on its strategy to focus on the embedded solutions market and IP licensing, generating free cash flow and profits,” said Randy Furr, executive vice president and CFO. “I am looking forward to playing a key role in helping structure Spansion to emerge as a successful, viable enterprise.”

Randy Furr, who will report directly to John Kispert, president and CEO, replaces interim CFO, Nate Sarkisian.

About Spansion

Spansion (Pink Sheets: SPSNQ) is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in wireless, automotive, networking and consumer electronics applications. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to designing, developing, manufacturing, marketing, selling and licensing Flash memory solutions. For more information, visit http://www.spansion.com.

Spansion(R), the Spansion logo, MirrorBit(R), MirrorBit(R) Eclipse(TM), ORNAND(TM), ORNAND2(TM), HD-SIM(TM), Spansion(R) EcoRAM(TM) and combinations thereof, are trademarks of Spansion LLC in the United States and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

SOURCE Spansion Inc.

http://www.spansion.com

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